Exhibit 99.1
TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2770
Dallas, Texas 75201

TRUSTEES:		ROY THOMAS
MAURICE MEYER III	Telephone (214) 969 - 5530	General Agent
JOHN R. NORRIS III
JAMES K. NORWOOD		DAVID M. PETERSON
Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended

December 31, 2012		December 31, 2011

Rentals, royalties and other income	$7,276,793	$6,514,422

Land sales	--	4,725,140

Total income	$7,276,793	$11,239,562

Provision for income tax	$2,104,711	$3,449,425

Net income	$4,113,797	$6,560,335

Net income per sub-share	$.47	$.71

Average sub-shares outstanding during period	8,848,369	9,239,974

	Year Ended

December 31, 2012		December 31, 2011

Rentals, royalties and other income	$26,797,144	$22,445,924

Land sales	5,809,747	11,873,112

Total income	$32,606,891	$34,319,036

Provision for income tax	$9,675,068	$10,161,149

Net income	$19,647,818	$20,594,769

Net income per sub-share	$2.20	$2.21

Average sub-shares outstanding during period	8,939,045	9,336,998

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters.  We assume no responsibility to update any such forward-looking statements.